Exhibit 14

JOINT FILING UNDERTAKING

The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D/A to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule jointly on behalf of each of such parties.

Date: July 26, 2016

MAI DUN LIMITED LLC By: /s/ Bart Mackay Bart Mackay, Manager
MACKAY VENTURES LLC By: /s/ Bart Mackay Bart Mackay, Manager
/s/ Bart Mackay Bart Mackay